901 K STREET, N.W. WASHINGTON, DC 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184 WWW.SEWKIS.COM
ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421

                                April 30, 2025

Kinetics Mutual Funds, Inc.
470 Park Avenue South
New York, NY 10016

Ladies and Gentlemen:

We have acted as counsel for Kinetics Mutual Funds, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of shares of No Load Class common stock, Advisor Class A common stock, Advisor Class C common stock and Institutional Class common stock, as applicable, of The Internet Fund, The Global Fund, The Paradigm Fund, The Small Cap Opportunities Fund, The Market Opportunities Fund, The Multi-Disciplinary Income Fund and The Kinetics Spin-Off Corporate Restructuring Fund, each a portfolio of the Company (the “Portfolios”), par value $.001 per share, (each a “Class” and collectively, the “Shares”). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.
As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) to become effective on April 30, 2025, pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the “Registration Statement”) in which this letter is included as Exhibit (i). We have examined the Charter and By-laws of the Company and any amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.
Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement of the Company are, to the extent of the number of Shares of the relevant Classes of the Portfolios authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of the State of Maryland.

The Kinetics Mutual Funds, Inc.
April 30, 2025

We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction. Additionally, we do not express any opinion with respect to any laws, rules, regulations or orders concerning emergencies declared by any governmental authority or the effect thereof on the opinions expressed herein. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our firm included therein.

Very truly yours,

/s/ Seward & Kissel LLP